Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-107173

$132,000,000

MASSEY ENERGY COMPANY

4.75% Convertible Senior Notes due 2023

SECOND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 5, 2003

TO

PROSPECTUS DATED AUGUST 4, 2003

This Prospectus Supplement amends and restates the “Selling Securityholders” Section of the Prospectus, dated August 4, 2003, appearing on pages 70-72 of such Prospectus, to list additional selling securityholders based on completed investor questionnaires submitted to Massey on or before September 3, 2003.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by Citigroup Global Markets, Inc., UBS Warburg LLC and PNC Capital Markets, Inc. (the “Initial Purchasers”) in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes.

Set forth below are the names of each selling securityholder, the principal amount of notes that may be offered by such selling securityholder pursuant to this Prospectus, and the number of shares of common stock into which such notes are convertible. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth certain information received by us on or prior to September 3, 2003. However, any or all of the notes or common stock listed below may be offered for sale pursuant to this Prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided, in transactions exempt from the registration requirements of the Securities Act.

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion	Shares of Common Stock Registered Hereby(1)

Akela Capital Master Fund, LTD	$8,000,000	6.06%		412,584

Allstate Insurance Company	1,000,000	0.76%		51,573

B.G.I Global Investors c/o Forest Investment Mngt, LLC	416,000	0.32%		21,454

BNP Paribas Equity Strategies, SNC	2,330,000	1.77%	24,466	120,165

BP Amoco PLC Master Trust	609,000	0.46%		31,407

CALAMOS Convertible Growth and Income Fund —CALAMOS Investment Trust	15,000,000	11.36%		773,595

Citigroup Global Markets FMR Salomon Smith Barney	1,610,000	1.22%		83,032

CNH CA Master Account, L.P.	1,000,000	0.76%		51,573

Coastal Convertibles, LTD c/o Harbor Capital	500,000	0.38%		25,786

Convertible Securities Fund (Banc of America Capital Management, LLC)	50,000	0.04%		2,578

CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	1,950,000	1.48%		100,567

CQS Convertible & Quantitative Strategies Masterfund	8,000,000	6.06%		412,584

Excelsior Master Fund LP	1,500,000	1.14%		77,359

Forest Fulcrum Fund, LLP	995,000	0.75%		51,315

Forest Global Convertible Fund Series A-J	4,940,000	3.74%		254,770

Forest Multi-Strategy Master Fund SPC, on behalf of Series F, Multi-Strategy Segregated Portfolio	602,000	0.46%		31,046

Garno Investors Holdings, LTD	500,000	0.38%		25,786

Grace Convertible Arbitrage Fund, LTD	3,000,000	2.27%		154,719

HFR TQA Master Trust c/o TQA Investors, LLC	134,000	0.10%		6,910

Hotel Union & Hotel Industry of Hawaii Pension Plan	236,000	0.18%		12,171

ING Convertible Fund	1,980,000	1.50%		102,114

ING VP Convertible Portfolio	20,000	0.02%		1,031

Jefferies & Company, Inc.	5,000	0.00%		257

KBC Financial Products Inc.	750,000	0.57%		38,679

Laurel Ridge Capital, LP	5,000,000	3.79%		257,865

LDG Limited	119,000	0.09%		6,137

Lexington Vantage Fund c/o TQA Investors, LLC	15,000	0.01%		773

LLT Limited	383,000	0.29%		19,752

Lyxor Master Fund c/o Forest Investment Mngt, LLC	2,120,000	1.61%		109,334

MFS Total Return Fund, a series of Trust V	1,400,000	1.06%		72,202

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion	Shares of Common Stock Registered Hereby(1)

Nations Convertible Securities Fund (Banc of America Capital Management, LLC)	5,450,000	4.13%		281,072

Polaris VegaFund LP	500,000	0.38%		25,786

Radcliffe SPC, LTD for and on behalf of the Class A Convertible Crossover Segregated Portfolio	3,000,000	2.27%		154,719

RBC Alternative Assets LP c/o Forest Investment Mngt., LLC	113,000	0.09%		5,827

Relay 11 Holdings c/o Forest Investment Mngt., LLC	197,000	0.15%		10,159

S.A.C. Capital Associates, LLC	2,500,000	1.89%	8,400	128,932

Satellite Convertible Arbitrage Master Fund, LLC	5,000,000	3.79%		257,865

Silverback Master, LTD (Deutshe Bank Securities)	4,000,000	3.03%		206,292

Silverback Master, LTD (Morgan Stanley)	14,000,000	10.61%		722,022

Singlehedge US Convertible Arbitrage Fund	390,000	0.30%		20,113

South Dakota Retirement System	3,000,000	2.27%		154,719

Sphinx Convertible Arbitrage c/o Forest Investment Mngt., LLC	99,000	0.08%		5,105

Sphinx Convertible Arbitrage Fund SPC	172,000	0.13%		8,870

Sphinx Fund c/o TQA Investors, LLC	28,000	0.02%		1,444

Sturgeon Limited	330,000	0.25%		17,019

Sunrise Partners Limited Partnership	10,750,000	8.14%	1,500	554,409

TQA Master Fund, LTD	1,818,000	1.38%		93,759

TQA Master Plus Fund, LTD	1,435,000	1.09%		74,007

UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master, Ltd	2,500,000	1.89%		128,932

UBS Securities LLC	4,000,000	3.03%		206,292

Univest Convertible Arbitrage Fund Ltd., c/o Forest Investment Mngt. LLC	62,000	0.05%		3,197

Viacom Inc. Pension Plan Master Trust	20,000	0.02%		1,031

Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	264,000	0.20%		13,615

Xavex-Convertible Arbitrage 4 Fund c/o Forest Investment Mgt., LLC	153,000	0.12%		7,890

Zurich Institutional Benchmarks Master Fund, LTD c/o TQA Investors, LLC	187,000	0.14%		9,644

Zurich Institutional Benchmarks Master Fund, LTD.	1,458,000	1.10%		75,193

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion	Shares of Common Stock Registered Hereby(1)

Zurich Master Hedge Fund c/o Forest Investment Mngt, LLC	634,000	0.48%		32,697

All Other Beneficial Holders(2)(3)	$5,776,000	4.38%		297,885

Total	$132,000,000	100.00%		6,807,636

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 51.573 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustments as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Information about other selling securityholders will be set forth in prospectus supplements, if required.

(3)	Assumes that any other holders of the notes, or any future transferees, pledgees, donees, or successors of or from any such other holders of notes, do not beneficially own any common stock issuable upon conversion of the notes at the initial conversion rate.

The proceeding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may rest with certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if and when necessary.